Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-143068, 333-28695, 333-42485, 333-36734, 333-65312, 333-65314, 333-65316, 333-120156, 333-137004, 333-137808, 333-139672, 333-151284, 333-149562, 333-150104, and 333-157260 on Form S-8 and Registration Statements No. 333-152783 and 333-153701 on Form S-3 of our report dated February 25, 2009 (May 18, 2009 with respect to the retrospective adoption of accounting principles as described in Note 2), relating to the consolidated financial statements of L-1 Identity Solutions, Inc. and Subsidiaries, appearing in this Form 8-K of L-1 Identity Solutions, Inc. dated May 21, 2009.

/s/ Deloitte & Touche LLP

Stamford, Connecticut

May 21, 2009